EXHIBIT 99.1

Asure Software Completes Sale of Workspace Management Business

Reinforces Asure’s Strategic Focus on becoming a Pure Play SaaS Human Capital Management (HCM) Company

AUSTIN, Texas, December 2, 2019 -- Asure Software (NASDAQ:ASUR), a leading provider of Human Capital Management (HCM), today announced that it has completed the sales of its Workspace Management business to FM:Systems.

With the close of the acquisition, Asure becomes a pure play SaaS Human Capital Management (HCM) company focused on delivering its award-winning solutions to small and midsize businesses.

“This strategic move allows Asure to be laser-focused on our HCM business,” said Pat Goepel, CEO of Asure Software. “Overall gross proceeds were $121.5 million due to better than expected Workspace billings and improvements in working capital. We have right-sized our capital structure and used the proceeds to pay down all of our institutional debt. Our intent is to finalize an amended facility with Wells Fargo for general purposes, future growth and potential acquisitions consistent with our lower debt construct as we laid out on our third quarter conference call.”

“Going forward, we expect our recurring revenue mix to exceed 90 percent of total revenue, allowing for a visible financial model. While we plan to focus on organic growth with the help of upsell and cross-sell initiatives, we are also in a strong position to pursue accretive acquisitions as those opportunities arise consistent with our capital construct of maintaining low institutional debt,” concluded Goepel.

The Workspace Management business will be included in Asure’s financial results through December 2, 2019, but will no longer be included following the completion of the sale. Asure expects to present discontinued operations within its financial statements for the fourth quarter ending December 31, 2019.

Forward-Looking Statements

The forward looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” “estimates” and “anticipates” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those indicated by forward-looking statements because of various risks and uncertainties, including those described in Asure Software’s filings and reports with the Securities and Exchange Commission. Except as required by law, Asure Software is not obligated to update these forward-looking statements to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

About Asure Software

Asure Software, Inc. (NASDAQ: ASUR), headquartered in Austin, Texas, provides innovative SaaS-based HCM solutions, delivered in the cloud that help clients grow their business. Asure helps businesses develop their Human Capital to get to the next level, stay compliant, and allocate time, money and technology toward growth. Asure Software’s offerings include a fully-integrated HCM platform, Time & Attendance, Talent Management, Employee Benefits, Benefits Administration, and Payroll & Tax. Visit us at www.asuresoftware.com.

Company Contact:

Stacy Zellner

Director of Marketing

Asure Software

szellner@asuresoftware.com

512-843-7567

Investor Contact:

Carolyn Bass

415-445-3232